Exhibit 99.1

Depomed Reports Fourth Quarter and Full Year 2012 Financial
Results

Conference Call Scheduled for today at 4:30 PM EST

Updated dial in information included below

Newark, California, February 20, 2013 — Depomed, Inc. (Nasdaq:DEPO) today reported financial results for the quarter and twelve months ended December 31, 2012.

2012 Financial and Business Highlights

•                  Fourth Quarter 2012 Highlights:

•                  Total revenues of $26.6 million, an increase of 119% over fourth quarter 2011

•                  Gralise® (gabapentin) net sales of $7.6 million, including a one-time increase of $1.6 million related to a change in revenue recognition to a sell-in model

•                  Zipsor® (diclofenac potassium) net sales of $4.9 million

•                  Net loss of ($3.7) million or ($0.07) per share

•                  $77.9 million of cash and marketable securities and no debt as of December 31, 2012

•                  Full Year 2012 Highlights:

•                  Total revenues of $90.8 million

•                  Net loss of ($29.8) million or ($0.53) per share

•                  Full year 2012 Gralise net sales of $17.3 million

•                  Zipsor® (diclofenac potassium) acquired in June 2012 for $25.9 million in cash and assumption of certain liabilities; Zipsor net sales of $9.8 million from acquisition to year end 2012

•                  Serada NDA filed in July 2012 and accepted by the FDA in October 2012; Advisory Committee on March 4, 2013; PDUFA date of May 31, 2013

•                  Nucynta ER license agreement with Janssen Pharmaceuticals; $10 million upfront payment and royalty to 2021

“We believe we made very strong operational and financial progress in 2012.  We solidified our pain franchise by growing Gralise prescriptions throughout the year and acquiring and relaunching Zipsor mid-year.  Our recurring revenue, consisting of our product sales and royalties, exceeded an annualized run rate of $100 million for the first time in the fourth quarter 2012.  We expanded our portfolio of royalty producing agreements with our license to Janssen for Nucynta® ER and filed Serada with the FDA,” said Jim Schoeneck, President and Chief Executive Officer of Depomed. “As we enter 2013, we are focused on growing our product revenues and royalties to become a sustainably profitable specialty pharmaceutical company.”

Depomed Fourth Quarter and Full Year 2012 Results

Total revenues for the fourth quarter of 2012 were $26.6 million, consisting of $7.6 million of Gralise product sales, $4.9 million of Zipsor product sales, $13.3 million of royalties and $0.8 million of license and other revenue. Fourth quarter 2012 revenues more than doubled total revenues for the fourth quarter of 2011 of $12.1 million. The increase in revenues in the fourth quarter of 2012 was driven by product sales of Gralise and Zipsor and increased Glumetza royalties.

Gralise product sales in the fourth quarter of 2012 included a one-time increase of $1.6 million related to the recognition of previously deferred revenue resulting from a change in revenue recognition to a sell-in model.  Prior to the fourth quarter of 2012, the Company was unable to reasonably estimate product returns of Gralise at the time of shipment and deferred recognition of revenue until the product was dispensed to the end user through estimated patient prescriptions.  The Company has determined it had the information needed during the fourth quarter of 2012 to reasonably estimate returns. Beginning in the fourth quarter of 2012, the Company began recognizing revenue on shipments of Gralise when title transfers to the customer, providing for estimates on future product returns.

Total revenues for the year ended December 31, 2012 were $90.8 million, consisting primarily of $17.3 million of Gralise product sales, $9.8 million of Zipsor product sales, $44.5 million of royalties and $18.8 million of license and other revenue. Total revenues for the year ended December 31, 2011 were $133.0 million. The decrease in revenues for the year ended December 31, 2012 was primarily due to the recognition of a $48 million milestone payment from Abbott in 2011 related to FDA approval of Gralise and our restructured Glumetza agreement with Santarus.

Selling general and administrative expense was $24.0 million for the fourth quarter of 2012 as compared to $21.5 million for fourth quarter of 2011. The increase is primarily due to sales and marketing expenses associated with Zipsor which was acquired in June 2012, and the addition of the part-time contract sales force of 78 sales representatives in June 2012 to support our existing sales efforts.

Selling general and administrative expense was $97.6 million for the year ended December 31, 2012 as compared to $81.5 million for the year ended December 31, 2011. The increase in 2012 was primarily due a full year of expense related to our commercial infrastructure, as we began selling Gralise in October 2011. This was partially offset by the removal of promotion fees resulting from the restructuring of the Glumetza agreement with Santarus in August 2011.

Research and development expense was $3.2 million for the fourth quarter of 2012 as compared to $2.8 million for the fourth quarter of 2011.  Research and development expense was $15.5 million for the year ended December 31, 2012 as compared to $15.2 million for the year ended December 31, 2011.

Net loss for the fourth of quarter of 2012 was ($3.7) million, or ($0.07) per share, compared to net loss of ($13.8) million, or ($0.25) per share for the fourth quarter of 2011. Net loss for the year ended December 31, 2012 was ($29.8) million, or ($0.53) per share, compared to net income of $70.7 million, or $1.26 per share for the year ended December 31, 2011.  Net income for 2011 included the $48 million milestone from Abbott and a $40 million gain on termination of our agreement with Abbott.

Cash and marketable securities were $77.9 million as of December 31, 2012 as compared to $139.8 million as of December 31, 2011.

2013 Financial Outlook

Depomed is introducing its financial outlook for the full year of 2013. Because of the uncertainty surrounding the outcomes of the Serada FDA advisory committee on March 4, 2013 and the FDA review with a PDUFA date of May 31, 2013, the following financial guidance currently excludes any additional investment in Serada after the date of the FDA advisory committee meeting.

•                  Total revenues of approximately $125 to $135 million, which includes approximately $6 million in anticipated milestones under our collaborative arrangements

•                  Operating expenses of approximately $120 to $130 million, which includes approximately $4 million of intangible amortization related to the acquisition of Zipsor

•                  Year-end 2013 cash and marketable securities of $70 to $80 million

Conference Call

Depomed will host a conference call today, Wednesday, February 20, beginning at 4:30 p.m. EST (1:30 p.m. PST) to discuss its results.  Participants can access the call by dialing 877-317-6789 (United States) or 412-317-6789 (international). The conference call will also be available via a live webcast on the investor relations section of Depomed’s website at http://www.depomed.com. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company’s website for three months.

About Depomed

Depomed, Inc. is a specialty pharmaceutical company with three approved and marketed products. Gralise® (gabapentin) is a once-daily treatment approved for the management of postherpetic neuralgia (PHN).  Zipsor® (diclofenac potassium) Liquid Filled Capsules is a non-steroidal anti-inflammatory drug (NSAID) indicated for relief of mild to moderate acute pain in adults.   Glumetza® (metformin hydrochloride extended release tablets) is approved for use in adults with type 2 diabetes and is commercialized by Santarus, Inc. in the United States. Depomed has also submitted a New Drug Application to the FDA for Serada®, a non-hormonal investigational product for menopausal hot flashes.  The company formulates its products and product candidates with its proven, proprietary Acuform® drug delivery technology, which is designed to improve existing oral medications, allowing for extended release of medications to the upper gastrointestinal tract when dosed with food. Additional information about Depomed may be found on its website, www.depomed.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to, those related to the commercial launch of Gralise, our ability to sell Zipsor and regulatory filings for Serada; the efforts of our collaboration partners to commercialize products; and other risks detailed in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. The inclusion of forward-looking statements should not be regarded as a representation that any of the company’s plans or objectives will be achieved. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:
August J. Moretti
Depomed, Inc.
510-744-8000
amoretti@depomed.com

DEPOMED, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(1)
Revenues:
Product sales	$12,489	$508	$27,483	$41,178
Royalties	13,336	7,586	44,535	9,997
License and other revenue	765	4,038	18,798	81,798
Total revenues	26,590	12,132	90,816	132,973

Costs and expenses:
Cost of sales	2,316	619	6,039	5,544
Research and development expense	3,185	2,782	15,462	15,187
Selling, general and administrative expense:
Promotion fee expense	—	—	—	27,339
Other selling, general and administrative expense	24,021	21,538	97,646	54,205
Total selling, general and administrative expense	24,021	21,538	97,646	81,544
Amortization of intangible asset	959	—	2,022	—
Gain on settlement agreement	—	—	—	(40,000)
Total costs and expenses	30,481	24,939	121,169	62,275

Income (loss) from operations	(3,891)	(12,807)	(30,353)	70,698
Other income (expense)	76	(288)	481	424
Benefit from (provision for) income taxes	111	(741)	91	(396)
Net income (loss)	$(3,704)	$(13,836)	$(29,781)	$70,726

Basic net income (loss) per common share	$(0.07)	$(0.25)	$(0.53)	$1.30
Diluted net income (loss) per common share	$(0.07)	$(0.25)	$(0.53)	$1.26

Shares used in computing basic net income (loss) per common share	56,184,214	55,438,174	55,892,563	54,562,820
Shares used in computing diluted net income (loss) per common share	56,184,214	55,438,174	55,892,563	56,089,796

DEPOMED, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share amounts)

	December 31,	December 31,
	2012	2011
	(Unaudited)	(1)

Cash, cash equivalents and marketable securities	$77,892	$139,793
Accounts receivable, net	3,614	4,420
Receivables from collaborative partners	10,078	8,135
Inventories	9,587	5,395
Property and equipment, net	8,237	1,070
Intangible assets, net	25,078	—
Prepaid and other assets	7,167	5,559
Total Assets	$141,653	$164,372

Accounts payable and accrued liabilities	$32,578	$26,784
Deferred product sales	—	6,960
Deferred license revenue	18,789	23,964
Other liabilities	6,350	746
Shareholders’ equity	83,936	105,918
Total liabilities and shareholders’ equity	$141,653	$164,372

(1)   Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.